Exhibit 10.18
Robertson Technologies Licensing, LLC and Companies On Text
License Agreement Domestic USA Market
This License Agreement (this “Agreement”) is made effective as of 04/28/2010 between Robertson Technologies Licensing, LLC, a Nevada limited liability company (the “Licensor”), of 4215 Fashion Square Blvd, Suite 3, Saginaw, Michigan 48603 and its affiliates, and Companies On Text, LLC (LICENSEE — the “Licensee”) of 30135 Summit Dr., Ste. 201, Farmington Hills, Michigan 48334.
In the Agreement, the party who is granting the right to sell/market its products/services will be referred to as “ Licensor”, and the party who is receiving the right to sell/market the products/services will be referred to as “LICENSEE “. It must be noted that LICENSEE is a Distribution partner of Aversien Science, L.L.C. and is granted this Licensee status under the distribution agreement of Robertson Technologies Licensing, LLC and Aversien Science, L.L.C. Therefore, Aversien Science, L.L.C. is the company of record for compensation purposes as it pertains to Robertson Technologies Licensing, LLC.
WHEREAS, Licensor has developed or otherwise acquired rights to certain databases, software tools and diagnostic intellectual properties relating to medical diagnostic aids.
WHEREAS, Licensor is willing to grant a license to Licensee for use by Licensee of the subject matter developed by Licensor, but limited to specific fields of use; and
WHEREAS, the database, software tools and diagnostic intellectual property, as limited to specific fields of use are defined herein as “NxOpinion”. NxOpinion is the medical application using an Inference Based Engine as proprietarily populated with medical knowledge in order to produce an evidence-based, statistically driven diagnostic system, current treatments, medical reference, and electronic health records; and
WHEREAS, all right, title and interest in and to NxOpinion is currently held by the Licensor; and
WHEREAS, the Licensor has agreed to license NxOpinion (with the specific fields of use described in Exhibit A) to Licensee under the terms set forth in this Agreement.
The parties agree as follows:
I. RIGHT TO SELL. Licensor has developed a versatile, interactive knowledge management system that can be displayed on multiple platforms and is intended to improve timeliness and accuracy of medical diagnostics “NxOpinion”. The technology is a tool that will engage the consumers and assist them in their quest for good health. In accordance with this Agreement, Licensor grants Licensee the right to sell/market products/services on behalf of Licensor under the terms of this Agreement listed below. Licenseor agrees to deliver such products/licenses necessary for the markets identified by Licensee. Licensee agrees to devote its best efforts to the sell of the Licensor offerings. The sales prices to the end user must be reviewed with Licensor and be in line with the overall goals Licensor plans to bring to the marketplace.

II. RIGHTS AND LICENSES. Subject to the terms of this Agreement, the parties hereby grant the following rights and licenses, pursuant to the terms and conditions of this Agreement:
a.	Licensor grants to Licensee a revocable for cause, exclusive license to use NxOpinion for the two identifiable markets listed here (USA). The markets will include sale of Pre-paid card technology and sale to residents through Multi Dwelling Units channels.
b.	Licensee may only make NxOpinion available in the United States through the channels listed in a. above. Licensee may request that licensor add areas to the Territory, which Licensor may agree in its sole discretion. Any additional agreed upon areas shall be added by amendment to this Agreement.
III. OWNERSHIP. Licensor retains all right, title and interest in and to NxOpinion and any and all copies thereof that may be made by Licensee under this Agreement, including, without limitation, all intellectual property rights therein. Licensee owns the tangible media it develops, if any, on which NxOpinion is delivered and maintained.
IV. TERM. The term of this Agreement (including all rights and licenses granted herein) shall commence as of the Effective Date and shall continue for three (3) years based on the Licensee meeting its performance measures listed in XVIII below.
V. RECORDS. Licensee and Licensor shall keep accurate records regarding the quantities of the licenses that are sold. Licensor and Licensee shall develop a mutually agreeable process to account for licenses purchased by Licensee, sold to business/public and activated by end user in order to track the business generated, performance measures and business growth development for future planning.
VI. TAXES
a)	PAYROLL TAXES. Licensee shall be exclusively liable for, and shall indemnify Licensor against such liability for, all employee payroll taxes and insurance arising out of wages payable to persons employed by Licensee in connection with the performance of this Agreement.
b)	TAXES. Licensor is not liable for any taxes that Licensee is legally obligated to pay in connection with this Agreement, and all such taxes (including but not limited to net income or gross receipts taxes, franchise taxes, and/or property taxes) will be the financial responsibility of Licensee.
VII. DEFAULTS. If Licensee fails to abide by the obligations of this Agreement, including the obligation to meet performance standards and remit payments to Licensor when due, Licensor shall have the option to cancel this Agreement by providing 45 days’ written notice to Licensee. Licensee shall have the option of preventing the termination of this Agreement by taking corrective action that cures the default, if such corrective action is taken prior to the end of the time period stated in the previous sentence, and if there are no other defaults during such time period.

VIII. ARBITRATION. All disputes under this Agreement that cannot be resolved by the parties shall be submitted to arbitration under the rules and regulations of the American Arbitration Association. Either party may invoke this paragraph after providing 30 days’ written notice to the other party. All costs of arbitration shall be divided equally between the parties. Any award may be enforced by a court of law.
IX. REPRESENTATIONS AND WARRANTIES; LIMITATION. EXCEPT FOR ANY EXPRESS WARRANTIES SET FORTH HEREIN, THE PARTIES MAKE NO OTHER, AND HEREBY DISCLAIM ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT.
X. LIMITATION ON LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY.
XI. ASSIGNMENT. Neither this Agreement nor any rights hereunder may be assigned or otherwise transferred by Licensee, in whole or in part, whether voluntary or by operation of law, including any merger or consolidation, without the prior written consent of the Licensor, such consent not being unreasonably withheld.
XII. TERMINATION. This Agreement may not be terminated by either party unless there are violations of the agreement or either party is not performing its duties as outlined in this document, in which case termination requires party to provide 45 days’ written notice to the other party.
XIII. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement and there are no other promises or conditions in any other agreement, whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties with respect to the subject matter of this agreement.
XIV. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.
XII. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

XIII. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.
XIV. CONFIDENTIALITY. The parties understand and agree that certain of the information incorporated within NxOpinion comprises information proprietary and confidential to the Licensor. Licensee and its affiliates agree not to disclose or otherwise transfer any of NxOpinion to any third parties, without the prior written consent of the Licensor. This obligation of confidentiality shall continue notwithstanding termination of this Agreement for any reason whatsoever.
XV. NOTIFICATION OF INFRINGEMENT. The Licensor and Licensee agree to notify each other, if the notifying party becomes aware of any actual or potential infringement of any proprietary rights associated with NxOpinion, including misappropriation or misuse of trade secrets embodied within NxOpinion.
XVI. APPLICABLE LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Michigan, without regard to the conflicts of laws principles of such state. Any suit to enforce any provision of this Agreement, or arising out of or based upon this Agreement, shall be brought only in the state or federal courts located in Michigan. Each party hereby agrees that such court shall have in personam jurisdiction and venue with respect to such party, and each party hereby submits to the in personam jurisdiction and venue of such courts.
XVII. DISTRIBUTION RIGHTS Licensee has the right to sell Licensor solutions. Licensor has an inherit right to make sales through its own organization and other contractual relationships as well. However, for the purpose of distribution to two specific markets, i.e., Multi-Dwelling Units (MDU) and Pre-Paid Cards (PPC), WHERE Licensee is granted exclusivity in this space for a period of three (3) years provided the performance measures listed in XVIII are met. If a sale is made by any other party in these markets utilizing the concept developed for these markets, the sale must flow thru Licensee. Licensee will have the responsibility to facilitate the implementation of the sales process as it does for its own direct customer. Licensee will have the right to generate its mark up or profit margin for the customers brought by other parties, provided the price point is consistent with the model developed and agreed upon.
XVIII. PERFORMANCE MEASURES
Licensee Measures
Year 1 — Licensee is required to purchase a minimum of one million (1,000,000) licenses from the Licensor. Licensee is granted a program implementation period of six (6) months and program execution period of twelve (12) months for a total of eighteen (18) months.
Year 2 — Licensee is required to purchase a minimum of one million five hundred thousand (1,500,000) licenses from the Licensor.
Year 3 — Licensee is required to purchase a minimum of two million (2,000,000) licenses from the Licensor.

Licensor Measures
Year 1 — Licensor is required to be able to provision 130,000 licenses per month
Year 2 — Licensor is required to be able to provision 140,000 licenses per month
Year 3 — is required to be able to provision 170,000 licenses per month
At the end of the first 12 months licensor will review exclusivity performance and if required take corrective action to get back on track.
XIX. SUPPORT Licensee shall receive the support of Licensor in its efforts to market Licensor products/licenses. Aversien Science shall facilitate the support services on behalf of Licensor. This includes making arrangements, where deemed appropriate for appearances at key events, attend key meetings, endorsements (letters, video, audio, media’s, etc.). Licensor shall support its business technology systems, deliverance of technology to consumer sector, and expertise in handling technical questions. Licensor through Aversien Science shall provide training on its products/licenses to Licensee and its agents/contractors. Once trained, Licensee may become a technical implementation partner with Licensor with the capabilities of training all future contractors, agents, distribution outlets, etc. This will be reviewed and is at the sole discretion of Aversien Science and Licensor.
Any costs incurred by Licensee in the marketing and distribution of the Licensor Technology are the sole responsibility of Licensee. Such costs include, but are not limited to, travel, entertainment, printing and marketing, etc. Licensee may use certain logos and corporate partner names in marketing materials and sales presentations as agreed upon. All marketing materials developed for the purpose of selling to customers must be pre-approved by Aversien Science, L.L.C. and Licensor before use. Licensor, Aversien Science, and Licensee agree to establish a marketing material response process of seven (7) days or less for material approval. All press related material will be coordinated and approved by Licensor and Aversien Science. Licenses purchased by Licensee are one year renewable licenses and the end user has unlimited use of the general license for one full year from time of purchase, at which time a payment is due to continue use of the license. Licensor technology shall be maintained and upgraded at no additional cost to Licensee and customer will receive upgraded versions, as they are made available by Licensor.
XX. PAYMENTS.
1. License Fees. In consideration for the license and other rights granted to Licensee, Licensee will pay Licensor license fees as follows:
a.	Eight Dollars ($8.00) per pre-paid card distributed through licensee. License is for a one (1) year usage and is renewable annually at the same Eight Dollar ($8.00) rate. However, Licensor and Aversien Science reserve the right to adjust pricing according to business and market conditions at the end of three-year contract from date of contract execution.
b.	Platform Setup fees of Two Hundred Fifty Thousand Dollars ($250,000) upon execution of this Agreement.

c.	Advance license fees of Seven Hundred Fifty Thousand Dollars ($750,000) on or before 30 days following execution of this Agreement.
d.	Licensor will make available Ninety Three Thousand Seven Hundred and Fifty (93,750) licenses for use either through mobile or internet upon completion of product and proof of concept.
2. Application of License Fees. All License fees are paid in full at the time of purchase.
3. Use of Advance License Fees. Advance license fees will be used for purposes including, but not limited to, technology enhancements including web services, carrier services, card services support, disclaimers, security and administrative rights, and regionalization specific to the multi dwelling unit population.

[SIGNATURE PAGE]
This Agreement is entered into by the parties as of the Effective Date.
DATE: May 10, 2010
Technology Provider:
Robertson Technologies Licensing, LLC

By:	/s/ Joel C. Robertson
Dr. Joel Robertson
CEO

Companies On Text, LLC: LICENSEE

By:	/s/ Michael Brady
Michael Brady
CEO